UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 10, 2008

CV THERAPEUTICS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-21643	43-1570294
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3172 Porter Drive, Palo Alto, California	94304
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (650) 384-8500

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As of April 10, 2008, we entered into a financing arrangement with TPG-Axon Capital, through an affiliated entity (“TPG-Axon”), to raise up to $185 million. We intend to use the proceeds for general corporate purposes consistent with our anticipated cash uses set forth in Liquidity and Capital Resources and other relevant sections of our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2008. We closed the financing arrangement on April 15, 2008.

Under the Asset Sale and Purchase Agreement (the “Agreement”) with TPG-Axon, they will pay us up to $185 million in exchange for fifty percent (50%) of the royalties (the “Royalty Interest”) we are entitled to receive from Astellas US LLC (“Astellas”) on North American sales of Lexiscan™ (regadenoson) injection for intravenous administration (the “Product”) pursuant to that certain Collaboration and License Agreement with Fujisawa Healthcare, Inc. (as predecessor-in-interest to Astellas), dated as of July 10, 2000, as amended on August 30, 2005 and January 1, 2006 (the “Astellas Agreement”).

Pursuant to the Agreement, we received a payment of $175 million on April 15, 2008, and will be entitled to receive an additional milestone payment of $10 million upon achievement of a commercial milestone under the Astellas Agreement. Certain amounts Astellas will pay to us under the Astellas Agreement are excluded from the Royalty Interest, including all payments relating to development costs under the Astellas Agreement and all royalty payments by Astellas to us on another Astellas product.

To secure our obligations under the Agreement, we granted TPG-Axon a security interest in our rights (but not our obligations) under the Astellas Agreement, our rights in the joint deposit account in which Royalty Interest payments will be held, the Intellectual Property Collateral (as defined in the Agreement), and all proceeds of the foregoing (the “Collateral”). In addition, we granted TPG-Axon a precautionary security interest in the Royalty Interest. We also agreed not to create or grant any liens on the Collateral in favor of any third party.

Pursuant to the Agreement, we have agreed to certain restrictions on our ability to take certain actions under the Astellas license that may impact the Royalty Interest, and on our ability to sell, license or otherwise dispose of our rights under the Astellas Agreement.

Upon the occurrence of certain defined events of default by us, TPG-Axon may immediately suspend its obligation to make the $10 million milestone payment until we cure such event of default. An event of default includes (i) our failure to pay amounts owed to TPG-Axon under the Agreement after we receive notice of such failure, (ii) our breach of any representation and warranty under the Agreement or any other transaction document except where such breach would not have a material adverse effect, or our breach of a covenant under the Agreement or the other transaction documents that is not cured within the applicable cure period, (iii) our bankruptcy and (iv) the loss of a valid and perfected security interest in the Collateral for reasons other than actions or inactions by TPG-Axon. The term of the Agreement will continue until all of TPG-Axon’s right to receive the Royalty Interest has expired. In addition, TPG-Axon has the right to further transfer the Royalty Interest.

In the event the Astellas Agreement is terminated during the term of the Agreement and the terminated rights to the Product revert to us, pursuant to the Agreement we must use good faith best efforts to either sublicense or divest the Product rights to third parties reasonably acceptable to TPG-Axon or to commercially sell the Product ourselves in a manner and on terms reasonably likely to result in an economic recovery from such Product rights commensurate with that under the Astellas Agreement, and to enter into an agreement with TPG-Axon providing for royalties on post-termination Product sales (if any) and a percentage of outlicensing/disposition proceeds (if any) commensurate with the Royalty Interest.

Additional information regarding the Astellas Agreement is available in our previous filings with the SEC. The Astellas Agreement was filed with the SEC as Exhibit 10.83 to our Quarterly Report on Form 10-Q for the second quarter of fiscal 2000. The Amendment to the Astellas Agreement was filed with the SEC as Exhibit 10.1 to our Current Report on Form 8-K on September 6, 2005. The Second Amendment to the Astellas Agreement was filed with the SEC as Exhibit 10.2 to our Quarterly Report on Form 10- for the second quarter of fiscal 2006.

A copy of the press release dated April 15, 2008, announcing the Agreement is attached hereto as Exhibit 99.1.

Exhibit 9.01. Financial Statements and Exhibits

(d) Exhibits.

99.1	Press Release dated April 15, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 16, 2008	CV THERAPEUTICS, INC.

	By:	/s/ Tricia Borga Suvari
Tricia Borga Suvari
Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated April 15, 2008.